Exhibit 99.2 JELD-WEN Windows and Doors JELD-WEN Announces the Departure of Brooks Mallard, CFO and the Promotion of John Linker to CFO October 15, 2018 CHARLOTTE, N.C.--(BUSINESS WIRE)-- JELD-WEN Holding, Inc. (NYSE:JELD) today announced that John Linker has been promoted to executive vice president and chief financial officer (CFO) effective November 8, 2018, replacing L. Brooks Mallard, who will leave the company the same day to pursue other career interests. Mr. Linker currently serves as JELD-WEN’s senior vice president, corporate development and investor relations. Mr. Mallard’s departure is not based on any disagreement with the company or based on any accounting or financial reporting matters. “I would like to thank Brooks for his four years of dedicated service to JELD-WEN,” said Gary S. Michel, president and chief executive officer. “Brooks played several key roles in preparing JELD-WEN to become a public company. We all wish him the best in his future endeavors.” Mr. Linker, who joined JELD-WEN in 2012, previously served as the company’s treasurer and interim finance leader for JELD-WEN’s Europe and Australasia segments. Prior to joining JELD-WEN, Mr. Linker held leadership positions in corporate development and finance with United Technologies Corporation’s Aerospace Systems Division, and its predecessor, Goodrich Corporation. Mr. Linker holds a Bachelor of Arts in economics from Duke University as well as a Master of Business Administration from Duke University’s Fuqua School of Business. “The Board of Directors believes that John’s knowledge of our business, comprehensive corporate finance experience, leadership and teambuilding skills make him the right successor as CFO,” said Gary S. Michel, president and chief executive officer. “John has earned a reputation as a results-driven leader, making significant contributions to our growth and driving process discipline into his areas of responsibility. He established our M&A program, leading us through 13 successful acquisitions. John also played an important role in leading JELD-WEN through our initial public offering and building strong relationships with our shareholders, analysts, and lenders.” About JELD-WEN JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia. View source version on businesswire.com: https://www.businesswire.com/news/home/20181015005910/en/ JELD-WEN Holding, Inc. Investor Relations: Chris Teachout, +1-704-378-7007 investors@jeldwen.com or Media Relations: Chris Benware, +1-503-488-4402 JELD-WEN@cmdagency.com Source: JELD-WEN Holding